UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

PN Med Group Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-181229	99-0367049
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

San Isidro 250, depot 618

Santiago, Chile 8240400

(Address of principal executive offices)

Registrant’s telephone number, including area code:  569-659-22350

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 8.01. Other Information

Stock Split

Our Board of Directors has declared a 3.462-for-1 forward stock split on the Company’s common stock, in the form of a dividend, with a record date of December 6, 2013, a payment date of December 16, 2013, an ex-dividend date of December 17, 2012, and a due bill redeemable date of December 23, 2013. The stock split will entitle each shareholder as of the record date to receive 2.462 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split will be distributed on the payment date. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their stock before the ex-dividend date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or “due bill” from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the ex-dividend date, the first business day after the stock dividend payment date. As of the ex-dividend date, the Company’s common stock will trade on a post-split adjusted basis.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Income Now Consulting

By:	/s/ Pedro Perez Niklitschek
Name: Pedro Perez Niklitschek
Title: Chief Executive Officer

Date:   December 16, 2013